EXHIBIT 99.1

PRECISION CASTPARTS CORP. AND SPS TECHNOLOGIES, INC. ANNOUNCE ELECTION

DEADLINE IN CONNECTION WITH PROPOSED ACQUISITION

PORTLAND OR, November 13, 2003 — Precision Castparts Corp. (NYSE:PCP) and SPS Technologies, Inc. (NYSE: ST) have set December 2, 2003 as the deadline for merger consideration elections in connection with Precision Castparts’ proposed acquisition of SPS. All of the documents necessary to make merger consideration elections were mailed yesterday to SPS shareholders. SPS shareholders may obtain additional copies of these documents by contacting The Bank of New York at 1-800-507-9357.

SPS shareholders wishing to make an election regarding the consideration they would like to receive for their SPS shares must deliver to The Bank of New York, the exchange agent, properly completed Election Forms/Letters of Transmittal, together with their stock certificates or properly completed notices of guaranteed delivery, by 5:00 P.M., Eastern Time, on Tuesday, December 2, 2003, the election deadline. SPS shareholders may elect cash, shares of PCC common stock or a combination of the two for their SPS shares. All elections are subject to adjustment to ensure that 50% of the outstanding shares of SPS common stock will be converted into the right to receive cash and 50% of the outstanding shares of SPS common stock will be converted into the right to receive shares of PCC common stock if the acquisition is completed. As a result, an SPS shareholder may not receive the exact form of consideration elected, and the ability of an SPS shareholder to receive the form of consideration elected will depend on the elections made by other SPS shareholders.

SPS shareholders who do not properly deliver such documentation to The Bank of New York (at the address specified in the Election Form/Letter of Transmittal) prior to the election deadline will forfeit the right to select the form of consideration they would like to receive. If the acquisition is completed, such non-electing shareholders will be entitled to receive for each share of SPS common stock owned, $21.50 in cash and 0.68 of a share of PCC common stock, subject to pro-ration, plus cash in lieu of any fractional share. Depending on the market value of PCC common stock and the elections made by other SPS shareholders, the value of the consideration received by such non-electing shareholders could be less than the value of the consideration payable to shareholders who make timely merger consideration elections.

A more complete description of the adjustment and pro-ration mechanisms applicable to elections is contained in the election materials mailed to SPS shareholders and the SPS proxy statement/prospectus dated October 16, 2003, both of which SPS shareholders are urged to read carefully.

PCC and SPS will publicly announce the mix of elections received to date as of November 24, 2003. The final election results regarding the consideration for the acquisition will be announced as soon as practicable after the election deadline.

The proposed acquisition remains subject to the satisfaction of closing conditions, including SPS shareholder approval. As previously announced, a meeting date of December 2, 2003 has been established for a meeting of SPS shareholders to vote upon the merger agreement.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties, and assumptions that could cause actual results to differ materially from those we describe in the forward-looking statements. The risks, uncertainties, and assumptions include the possibility that we will be unable to fully realize the benefits we anticipate from the acquisition; the challenges of achieving anticipated synergies; the possibility that we will incur costs or difficulties related to the integration of our business greater than those we expect; the ability to maintain customer relationships after the merger; our ability to retain and motivate key employees of both organizations; the difficulty of keeping expense growth and integration costs at modest levels while increasing revenues; the challenges of integration and restructuring associated with the transaction; the ability to obtain necessary shareholder and regulatory approvals; the possibility that the acquisition may not close or that PCC or SPS may be required to modify some aspect of the acquisition transaction to obtain regulatory approvals; and other risks that are described from time to time in our Securities and Exchange Commission reports.

Additional Information About this Transaction

PCC and SPS have filed a definitive proxy statement/prospectus and other documents regarding this transaction with the Securities and Exchange Commission (the “SEC”). PCC and SPS have mailed the definitive proxy statement/prospectus to the SPS security holders. These documents contain important information about this transaction, and we urge you to read these documents carefully.

You may obtain copies of all documents filed with the Securities and Exchange Commission regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents free of charge from PCC at the PCC Corporate Center/Financial Documents section of www.precast.com or by contacting PCC Investor Relations at (503) 417-4850. They may also be obtained under Financial Information in the Investor Relations section of www.spstech.com or by contacting SPS Investor Relations at (215) 517-2001.

Participants in This Transaction

PCC and SPS and their respective directors and executive officers may be deemed participants in the solicitation of proxies from security holders in connection with this transaction. Information about the directors and executive officers of PCC and SPS and information about other persons who may be deemed participants in this transaction is included in the proxy statement/ prospectus. You can find information about PCC’s executive officers and directors in PCC’s proxy statement (DEF14A) filed with the SEC on July 7, 2003. You can find information about SPS’s officers and directors in its proxy statement (DEF14A) filed with the SEC on March 31, 2003. You can obtain free copies of these documents from the SEC, PCC, or SPS using the contact information above.